			Exhibit 99.02
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended December		Year-to-Date December
	2015	2014	2015	2014
Consolidated Earnings–As Reported
(See Notes)
Traditional Operating Companies	$274	$240	$2,186	$1,797
Southern Power	34	44	215	172
Total	308	284	2,401	1,969
Parent Company and Other	(37)	(1)	(34)	(6)
Net Income–As Reported	$271	$283	$2,367	$1,963

Basic Earnings Per Share	$0.30	$0.31	$2.60	$2.19

Average Shares Outstanding (in millions)	911	906	910	897
End of Period Shares Outstanding (in millions)			912	908

	Three Months Ended December		Year-to-Date December
	2015	2014	2015	2014
Consolidated Earnings–Excluding Items
(See Notes)
Net Income–As Reported	$271	$283	$2,367	$1,963
Kemper IGCC Impacts	113	60	226	553
AGL acquisition costs	19	—	31	—
Additional MCAR settlement costs	—	—	4	—
Net Income–Excluding Items	$403	$343	$2,628	$2,516

Basic Earnings Per Share–Excluding Items	$0.44	$0.38	$2.89	$2.80

Notes
- For the three and twelve months ended December 31, 2015 and 2014, dilution does not change basic earnings per share by more than 1 cent and is not material.

- Earnings for the three and twelve months ended December 31, 2015 and 2014 include estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) which significantly impacted the presentation of earnings and earnings per share. Similar charges may occur with uncertain frequency. In addition, earnings for the three and twelve months ended December 31, 2014 include the effect of reversing revenues previously recognized in 2014 and 2013 as a result of the 2015 Mississippi Supreme Court decision that reversed the Mississippi Public Service Commission's March 2013 Kemper IGCC rate order.

- Earnings for the three and twelve months ended December 31, 2015 include costs related to the proposed acquisition of AGL Resources Inc. Further costs are expected to continue to occur in connection with closing the proposed acquisition and supporting the related integration.

- Earnings for the twelve months ended December 31, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-K.